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                                                                Exhibit 10.22

                                   THIRD AMENDMENT
                                          TO
                       REAL ESTATE PURCHASE AND SALE AGREEMENT

    THIS THIRD AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT ("Amendment") is made and entered into as January 31, 1997, by and between '1'H
H. PORT OF SEATTLE, a Washington special purpose municipal corporation ("Seller"), and IMMUNEX CORPORATION, a Washington corporation (.Buyer.).

                                       RECITALS

    A. Seller and Buyer entered into a Real Estate Purchase and Sale Agreement dated as of July 18, 1994, which was amended by First Amendment to Real Estate Purchase and Sale Agreement dated April 7, 1995 and Second Amendment to Real Estate Purchase and Sale Agreement dated June 1, 1996 (as amended, "Agreement".), pursuant to which Seller agreed to sell and Buyer agreed to buy approximately 29 acres of real property known as Terminal 88, as more particularly described on EXHIBIT A to the Agreement (."Property"). All capitalized terms not defined herein shall have the meanings given them in the Agreement.

    B. Seller and Buyer desire to amend the Agreement as set forth in this Amendment.

                                      AGREEMENT

    IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:

    1. CLOSING DATE. Seller and Buyer acknowledge that, as of the date hereof, Buyer's Contingencies set forth in Sections 4.3(g)-(h) of the Agreement (among others) have not been satisfied. The "Closing Date" shall be extended to December 1, 1997, or such other date prior thereto as Seller and Buyer may agree to in writing, provided that all of Buyer's Contingencies and Seller's Contingencies have then been either satisfied or waived in accordance with Sections 4.3-4.6 of the Agreement. Seller acknowledges that Buyer's Contingencies set forth in Sections 4.3(b), (c), (d), (e) and (f) have been satisfied.

    2. CARRYING COSTS. Buyer shall pay to Seller carrying costs for the Property at the rate of 7.25% of the Purchase Price per annum, compounded annually, for the period beginning on July 18, 1994 and ending on January 31, 1996. Buyer shall have no obligation to pay carrying costs for the period beginning on February 1, 1996 and ending on May 31, 1996. Buyer shall pay carrying costs for the Property at the rate of 3.625% of the Purchase Price per annum, compounded annually, for the period beginning on June 1, 1996 and ending on January 31, 1997. Buyer shall have no obligation to pay carrying costs for the


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Property after January 31, 1997. Buyer shall pay all accrued carrying costs in a lump sum at closing. Notwithstanding the foregoing, if closing fails to occur for any reason, Buyer shall have no obligation to pay any carrying costs for the Property.

    Section 2.3 of the Agreement is hereby deleted. Any references to Section
2.3 of the Agreement shall mean this Section 2 of this Amendment.

    3. EFFECT OF AMENDMENT. Except as set forth in this Amendment, all of the terms of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

  SELLER:     THE PORT OF SEATTLE, a limited purpose
              municipal corporation


              By  /s/  M.R. Dinsmore
              Name  M.R. Dinsmore
              Title  Executive Director


  BUYER:      IMMUNEX CORPORATION, a
              Washington corporation


              By  /s/  D. G. Southern
              Name  D. G. Southern
              Title  Senior Vice President



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